EXHIBIT 10.6

COHERUS ONCOLOGY, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

(AND SUMMARY PLAN DESCRIPTION)

EFFECTIVE JANUARY 1, 2023

This Coherus Oncology, Inc. Executive Change in Control and Severance Plan (this “Plan”) was originally established effective as of April 5, 2017 and is hereby amended and restated effective January 1, 2023 (the “Effective Date”). The purpose of this Plan is to provide severance benefits to certain employees of Coherus Oncology, Inc. (the “Company”) whose employment with the Company is terminated in a Covered Termination on or after the Effective Date (as defined below).

This Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of this Plan. References in this Plan to “You” or “Your” are references to an employee of the Company.

1.General Eligibility. The eligible employees in this Plan (the “Covered Employees”) shall be (i) the employees of the Company who are at levels at or above Executive Vice President (the “Officers”) and (ii) the employees of the Company at the level of Executive Director through Senior Vice President (the “Executives”).

2.Covered Termination Other Than During a Change in Control Period. If you are an Officer and you experience a Covered Termination (as defined below) other than during a Change in Control Period (as defined below), then subject to your delivery to the Company of a general release of all claims against the Company and its affiliates (a “Release”) that becomes effective and irrevocable within sixty (60) days (or such shorter period specified by the Company) following the date of your Covered Termination, then, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, you will be entitled to receive the following benefits described in this Section 2.

a.Severance Payment. You will be entitled to receive continued payment of your base salary during the Severance Period (as defined below), such payment to be made in accordance with the Company’s standard payroll procedures with the first such continued salary payment to be made to you on the first payroll date following the date the Release becomes effective and irrevocable and with the first such payment to include any installments not made due to the Release not yet being effective and irrevocable.

b.Continued Healthcare. If you elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) the last day of the Severance Period and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your own expense in accordance the provisions of COBRA. Notwithstanding the foregoing, if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover you or your covered dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the Severance Period (or remaining portion thereof).

c.Equity Awards. Each outstanding Company equity award, including without limitation, each stock option and restricted stock unit award, that you hold as of the date of your Covered Termination will vest and, if applicable, become exercisable to the same extent such equity award would have vested had you continued to remain employed by the Company during the Severance Period.

3.Covered Termination During a Change in Control Period. If you are a Covered Employee and you experience a Covered Termination during a Change in Control Period, then subject to your delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days (or such shorter period specified by the Company) following the date of your Covered Termination, then, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, you will be entitled to receive the following benefits described in this Section 3.

a.Severance Payment. If you are an Officer, you will be entitled to receive the aggregate amount of base salary you would have received during the CiC Severance Period (as defined below), at the then-current rate in effect, had you remained employed by the Company during the CiC Severance Period, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release becomes effective.

b.Continued Healthcare. If you are an Officer and you elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) the last day of the CiC Severance Period and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your own expense in accordance the provisions of COBRA. Notwithstanding the foregoing, if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover you or your covered dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the CiC Severance Period (or remaining portion thereof).

c.Equity Awards. Each outstanding Company equity award, including without limitation, each stock option and restricted stock unit award, that you hold as of the date of your Covered Termination will vest and, if applicable, become exercisable, as to 100% of the shares underlying such equity award.

4.Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce your severance benefits under this Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to you by the Company in connection you’re your termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to your termination of employment with the Company. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of your termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5.Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

a.“Cause” means (i) your gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or any of its subsidiaries or successors; (ii) your repeated or unjustified absence from the Company; (iii) your commission of any act of fraud, embezzlement or similar misconduct with respect to the Company; (iv) your conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (v) your material breach of any written agreement you have with the Company that remains uncured more than ten (10) days after notification thereof by the Company, including without limitation your misappropriation or misuse of the Company’s intellectual property under the Proprietary Information and Inventions Agreement entered into between you and the Company; (vi) your failure to perform your assigned duties or responsibilities (other than a failure resulting from your disability) after written notice thereof from the board of directors of the Company (the “Board”) describing your failure to perform such duties or responsibilities and your failure to remedy such performance within thirty (30) days of receiving such notice; or (vii) your violation of any federal or state law or regulation applicable to the Company’s business.

b.“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 5.b(i) or 5.b(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 5.b(iii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction. Notwithstanding the foregoing, a Change in Control must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

c. “Change in Control Period” means the twelve (12) month period commencing on a Change in Control.

d.“CiC Severance Period” means that period of time commencing upon your termination of employment and ending such number of months thereafter as set forth below:

(1)If you are the Chief Executive Officer of the Company, twenty-four (24);

(2)If you are the Chief Financial Officer, Chief Medical Officer, Chief Operating Officer, Chief Scientific Officer or Chief Technical Officer of the Company, twelve (12);

(3)If you are at the level of Executive Vice President, twelve (12);

(4)If you are at the level of Senior Vice President, three (3), plus one (1) additional month for every year of service up to three (3), so the total CiC Severance Period shall not to exceed six (6) months in the aggregate; or

(5)If you are at the level of Vice President, two (2), plus one (1) additional month for every year of service up to one (1), so that the total CiC Severance Period shall not exceed three (3) months in the aggregate.

For the avoidance of doubt, if you are a Covered Employee who is not a Vice President or above described in (1)-(5) above, no CiC Severance Period applies and you are not eligible for Severance Payments or subsidized Continued Healthcare under the Section 3.

e.“Constructive Termination” means your resignation from employment with the Company on or after a Change in Control that is effective within one-hundred twenty (120) days after the occurrence, without your written consent, of any of the following: (i) a material diminution in your base compensation that is not proportionately applicable to other officers and key employees of the Company generally; (ii) a material diminution in your job responsibilities or duties; (iii) the relocation of your principal office to a facility or a location more than fifty (50) miles from your then-present principal office location; or (iv) the failure by any successor entity or corporation following a Change in Control to assume the obligations under this Plan. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless you provide written notice to the Company on the condition(s) giving rise to Constructive Termination within ninety (90) days following the initial occurrence of such condition(s), the condition(s) giving rise to such resignation continue uncured by the Company more than thirty (30) days following receipt of your written notice and such resignation is effective within thirty (30) days following the end of the Company’s cure period.

f.“Covered Termination” means (i) the termination of your employment by the Company other than for Cause or (ii) your Constructive Termination, in each case, that, to the extent necessary, constitutes a “Separation from Service” (as defined below).

g.“Plan Administrator” means the Board or any committee designated by the Board to administer the Plan.

h.“Severance Period” means that period of time commencing upon your termination of employment and ending such number of months thereafter as set forth below:

(1)If you are the Chief Executive Officer of the Company, twenty-four (24);

(2)If you are the Chief Financial Officer, Chief Medical Officer, Chief Operating Officer, Chief Scientific Officer or Chief Technical Officer of the Company, twelve (12); or

(3)If you are at the level of Executive Vice President, (i) three (3) months if you have been continuously employed with the Company for less than twelve (12) months or (ii) if you have been continuously employment by the Company for at least twelve (12) months, six (6), plus one additional month for every year of service up to six (6), so that the total Severance Period shall not exceed twelve (12) months.

For the avoidance of doubt, if you are a Covered Employee who is not an Officer described in (1)-(3) above, no Severance Period applies and you are not eligible for benefits under Section 2 above.

6.Taxes. All payments to be made under this Plan will be subject to appropriate tax withholding and other deductions.

7.Amendment of Plan. Prior to the consummation of a Change in Control, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason). On or following the consummation of a Change in Control, the Plan may not be terminated or amended until the later of the first anniversary of the consummation of the Change in Control or the date all payments and benefits eligible to be received hereunder shall have been paid.

8.Claims Procedures.

a.Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

b.If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant.

c.A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

d.The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix A), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

9.Plan Administration.

a.The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

b.All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under this Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

c.If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend this Plan retroactively to cure any such ambiguity.

d.No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any employee, for example, that the employee will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

e.This Section may not be invoked by any person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

10.Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Covered Employee, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

11.Plan Application. If you are a Covered Employee, this Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to you upon a termination of your employment and supersedes all prior agreements, arrangements or related communications of the Company relating to separation benefits or accelerated vesting benefits on a termination of your employment, whether or not in connection with a Change in Control and whether formal or informal, or written or unwritten, including without limitation any individual agreement between you and the Company. However, if a prior plan or agreement requires the consent of the employee in order for such prior plan or agreement to be modified or amended or superseded by this Plan, such consent must be obtained from such employee in order for this Plan to supersede such prior plan or agreement. Subject to the foregoing, any benefits under this Plan will be provided to Covered Employees in lieu of benefits under any other separation plan or agreement.

12.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For the avoidance of doubt, any successor to any affiliate of the Company, including without limitation, a successor to a subsidiary of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), to all or substantially all of such affiliate’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan as such obligations relate to the Covered Employees employed by the affiliate of the Company. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s affiliate’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

14.No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Covered Employees (or their estates or beneficiaries, in the event of a Covered Employee’s death) and the Company.

15.Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Covered Employee resides shall apply, excluding any that mandate the use of another jurisdiction’s laws.

16.No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

17.Non-disparagement. Except as required by law or legal process, the Covered Employee agrees that he or she will not disparage any aspect of the Company or its successors or assigns, including but not limited to its officers, management, employees and products.

18.Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

19.Section 409A.

a.Any compensation or benefits payable under this Plan that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and which are designated as payable upon your termination of employment (other than accrued obligations which must be paid upon such termination under applicable law) shall, subject to Section 19(b) below, be payable upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”), regardless of when the termination of employment occurs.

b.To the maximum extent permitted by applicable law, amounts payable in connection with a Separation from Service shall be paid in reliance upon Treasury Regulation 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation 1.409A-1(b)(4) (Short-Term Deferrals). Each payment made under this Plan shall be treated as a separate payment and the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment. However, notwithstanding anything to the contrary in this Plan, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid to you (or your estate or beneficiaries) in a lump sum, and any remaining payments due to you under this Plan shall be paid as otherwise provided herein.

c.To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (i) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section.

20.Best Pay Provision. Notwithstanding anything in the Plan to the contrary, if any payment or benefit (including without limitation, any accelerated vesting of equity awards) you would receive pursuant to the Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. If a reduction in a Payment is to be made, the reduction in Payment will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

APPENDIX A

Detailed Claims And Arbitration Procedures

1.Claims Procedure

Initial Claims

All claims shall be presented to the Plan Administrator in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty (60) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial sixty (60) day period. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied.

Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals

If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.Arbitration Procedure

Request for Arbitration

A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Applicable Arbitration Rules

If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”), whichever is chosen by the party who did not initiate the arbitration. Except as provided below, the arbitration shall be in accordance with JAMS’ then-current employment dispute resolution rules. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.

Arbitrator

The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

Location

The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.

Administrative Record

The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Costs and Attorneys’ Fees

The Claimant and the Company shall equally share the fees and costs of the Arbitrator, except that the Claimant shall not be required to pay any of the Arbitrator’s fees and costs if such a requirement would make mandatory arbitration under these procedures unenforceable. On a showing of material hardship, the Company, in its discretion, may advance all or part of the Claimant’s share of the fees and costs, in which case the Claimant shall reimburse the Company out of the proceeds of the arbitration award, if any, that the Claimant receives. Each party shall pay its own costs and attorneys’ fees, except as required by applicable law.

Procedure for Collecting Costs From Claimant

Before the arbitration commences, the Claimant must deposit with the Plan Administrator his or her share of the anticipated fees and costs of the Arbitrator, as reasonably determined by the Plan Administrator. At least two weeks before delivering his or her decision, the Arbitrator shall send his or her final bill for fees and costs to the Plan Administrator for payment. The Plan Administrator shall apply the amount deposited by the Claimant to pay the Claimant’s share of the Arbitrator’s fees and costs and return any surplus deposit. If the Claimant’s deposit is insufficient, the Claimant will be billed for any remaining amount due. Failure to pay any amount within 10 days after it is billed shall constitute the Claimant’s irrevocable election to withdraw his or her arbitration request and abandon his or her claim.

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

APPENDIX B

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1.Examine, without charge, at the Company’s headquarters, all documents governing the Plan including collective bargaining agreements, if any, and annual reports and Plan descriptions.

2.Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, if any, and copies of the latest annual report (Form 5500 Series) and summary plan description. The Plan Administrator may make a reasonable charge for the copies.

3.Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION
Name of Plan:	Coherus Oncology, Inc. Executive Change in Control and Severance Plan
Plan Administrator and Sponsor:	Board of Directors Coherus Oncology, Inc. 333 Twin Dolphin Drive, Suite 600 Redwood City, California 94065 Tel: 650-649-3530
Type of Administration:	Self-Administered
Type of Plan:	Severance Pay Employee Welfare Benefit Plan
Employer Identification Number:	27-3615821
Direct Questions Regarding the Plan to:	Board of Directors Coherus Oncology, Inc. 333 Twin Dolphin Drive, Suite 600 Redwood City, California 94065 Tel: 650-649-3530
Agent for Service of Legal Process:	Human Resources Coherus Oncology, Inc. 333 Twin Dolphin Drive, Suite 600 Redwood City, California 94065 Tel: 650-649-3530 Service of Legal Process may also be made upon the Plan Administrator.
Plan Year End:	December 31
Plan Number:	[●]